Voting Trust Agreement

     This Voting Trust Agreement is made this 24 day of April, 1995, between the Shareholders of Nashville Music Consultants, Inc. and the parties whose names are subscribed hereto being shareholders of HCCA, Inc., all of which Shareholders are called "Subscribers" and Ally Cat Music, Inc., A Tennessee Corporation, hereinafter called the "Trustee".

     With a view towards the continuity of capable and competent management of HCCA, Inc., and it's subsidiaries, which is in the interest of all stockholders of the Corporation, the Subscribers hereto are desirous of creating a Trust as described herein.

     For the above reason, and, in consideration of the Agreements herein, and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto provide and agree as follows:

1. [TRANSFER TO TRUSTEE]: Subscribers shall forthwith endorse in blank and assign and deliver to the Trustee the Stock Certificates for 51% of the shares of Nashville Music Consultants, Inc. owned by HCCA, Inc. and shall do all things necessary to effect the transfer of the said shares to the Trustee on the books of the transfer agent for Nashville Music Consultants, Inc.

2. [TRUSTEE TO HOLD SUBJECT AGREEMENT]: The Trustee shall hold the shares of stock so transferred to him for the common benefit of the Subscribers under the terms and conditions hereinafter set forth.

3. [NEW CERTIFICATE TO TRUSTEE]: The Trustee shall surrender to the transfer agent of Nashville Music Consultants, Inc., for cancellation, all Share Certificates which shall be assigned and delivered to him as hereinbefore provided and in his stead shall obtain a new Share Certificate issued to him as Trustee under this Agreement.



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4. [TRUSTEE'S CERTIFICATE]: The Trustee shall issue to each of the Subscribers a
Trust Certificate for the number of shares represented by the certificates of stock transferred by the Subscriber to the Trustee. Each Trust Certificate shall state that it is issued pursuant to the terms of this Agreement and shall set forth the nature and proportional amount of the beneficial interest thereunder of the person to whom it is issued and registered and shall be assigned in the same manner as Stock Certificates on the books to be kept by the transfer agent.

5. [LISTS AND RECORDS): The Transfer Agent shall keep a list of the shares of stock transferred to the Trustee. The Transfer Agent shall also keep a record of all Trust Certificates issued or transferred on it's books which records shall contain the names and addresses of the Trust Certificate holders and the number of shares represented by each such Trust Certificate. This list of Trust Certificates and the records pertaining thereto shall be open at all reasonable times for the inspection of the Trust Certificate holders. Upon the transfer, on the books of the Trustee of any Trust Certificate, the transferee shall succeed to all of the rights and obligations hereunder of the transferor.

6. [TRUSTEE TO VOTE STOCK]: It shall be the duty of the Trustee to vote all shares of stock issued to the Trustee as, in the Trustee's best judgment, may be for the best interests of the shareholders' of Nashville Music Consultants, Inc. This authority includes, but is not limited to, voting at all meetings of tile shareholders for the election of Directors and on any other matter or question which may be brought before any shareholders' meetings on behalf of any shareholder as if such shareholder were personally present.

7. [DIVIDENDS] The Trustee shall collect and receive all dividends that may accrue upon the shares of stock subject to this Trust and shall promptly pay over the proportionate amount due to each Trust Certificate holder in proportion to the number of shares respectively represented by their Trust Certificate.


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8.  [TRUSTEE'S  INDEMNITY]:  The  Trustee  shall  serve  without fee and without expense. The Trustee shall be entitled to be fully indemnified out of the dividends coming into his hands against all costs, charges, expenses and other liabilities properly incurred by him in the exercise of any power conferred upon him by these presents.

9. [DURATION]: The Trust created hereby shall continue for a period of ten (10) years from the date hereof, and shall be renewable for an additional term of ten
(10) years at the option of the Trustee.

1N WITNESS WHEREOF, the parties hereto have respectively signed this Voting Trust Agreement on the the 22nd day of April, 1995.

/s/Maurice Furlong
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Healthcare Centers of America, Inc. (Buyer)
Maurice Furlong, CEO and President

April 22, 1995
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